FOR IMMEDIATE RELEASE	CONTACT:
Lisa Miles lisamiles@maximus.com 703.251.8637
DATE: March 1, 2016

MAXIMUS Acquires Ascend to Broaden its Independent Health Assessment Services

(RESTON, Va. – March 1, 2016) – MAXIMUS (NYSE:MMS), a leading provider of government services worldwide, announced today that it has completed the acquisition of Ascend, a leading provider of independent, specialized health assessments and data management tools to government agencies in the United States.

Founded in 1998, Ascend is one of the largest assessment providers on behalf of government agencies and offers conflict-free assessment services to assist them in determining the most appropriate placement and health care services needs for program beneficiaries.

Ascend provides a broad array of assessment services including Preadmission Screening and Resident Review (PASRR), Supports Intensity Scale (SIS®), Inventory for Client and Agency planning (ICAP), Utilization Reviews, and other specialty and standardized assessments. Ascend is a nationally recognized pioneer in serving individuals with intellectual and developmental disabilities, behavioral health diagnoses, and complex physical or medical conditions.

In addition to skilled clinical services, Ascend also provides states with extensive data management tools to help government agencies plan, budget and ensure compliance with state and federal regulations, with the ultimate goal of improving the quality and delivery of services to citizens.

“This acquisition broadens our ability to help our government clients deal with the rising demand for long-term care services. Both MAXIMUS and Ascend share many common values, including a passion for helping vulnerable populations, a dedication to delivering the highest quality health and human services, a personalized approach to working with people, and the need to effectively and efficiently manage programs on behalf of state clients,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS.

The acquisition closed February 29, 2016. Excluding transaction costs, MAXIMUS expects that Ascend will contribute approximately $13 million in revenue and that it will be neutral to earnings for the remainder of its fiscal year ending September 30, 2016. As a result, MAXIMUS is maintaining its fiscal year 2016 guidance of revenue in the range of $2.4 billion to $2.5 billion and diluted earnings per share in the range of $2.40 to $2.70.

BDO and Hogan Lovells advised MAXIMUS on the transaction; and Brentwood Capital Advisors served as exclusive financial advisor to Ascend.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | WWW.MAXIMUS.COM

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 16,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, New Zealand, Saudi Arabia and the United Kingdom. For more information, visit maximus.com.

About Ascend
Ascend is a national leader in providing conflict-free health care assessment services for state government agencies across the U.S. Ascend specializes in long-term care assessments for people with physical disabilities and complex medical conditions, and people with behavioral health, intellectual, and developmental disabilities. Ascend’s clinical services are supported by innovative technology solutions that generate quality, efficiency, and cost-effectiveness. Ascend and its employees strive to make a difference in the lives of those they serve. Learn more at ascendami.com.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.
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1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | WWW.MAXIMUS.COM